                                                                    Exhibit 99.1
[GRAPHIC OMITTED][GRAPHIC OMITTED]
BALDWIN & LYONS, INC.
PROTECTIVE INSURANCE COMPANY
SAGAMORE INSURANCE COMPANY
B & L INSURANCE, LTD. (BERMUDA)
--------------------------------------------------------------------------------
1099 North Meridian Street
Indianapolis, IN 46204
(317) 636-9800


Subj:  Baldwin & Lyons, Inc.                                    October 25, 2004
       Unaudited Third Quarter Report         Press Contact:  G. Patrick Corydon
                                                                  (317) 636-9800
                                                     corydon@baldwinandlyons.com


                              FOR IMMEDIATE RELEASE

         INDIANAPOLIS, INDIANA, OCTOBER 25, 2004--Baldwin & Lyons, Inc. (NASD:
BWINA, BWINB) today announced third quarter operating income, defined as net income before capital gains or losses, of $3.4 million, or $.23 per share, compared to $6.8 million, or $.46 per share, reported in 2003. Capital gains were negligible during the current quarter compared to $1.3 million, or $.09 per share in the prior year quarter. Including capital gains, third quarter net income was $3.5 million, or $.23 per share, compared to $8.1 million, or $.55 per share, for the third quarter of 2003. The 2004 quarter showed the effect of approximately $3.2 million ($.22 per share) in after-tax losses resulting from the Company's participation in certain property catastrophe reinsurance pools covering the recent hurricanes in Florida and other southeastern states.

For the nine months ended September 30, 2004, operating income totaled $17.9 million, or $1.21 per share, and compares to the previously established record of $19.5 million, or $1.33 per share, reported a year earlier. Capital gains of $5.3 million, or $.36 per share, were realized in the 2004 period compared to gains of $3.5 million a year earlier. Including capital gains, net income for the current year-to-date totaled $23.2 million, or $1.57 per share, just surpassing the previous record of $23.0 million, or $1.56 per share, for the 2003 period.

Direct and assumed premiums written increased 10% from the third quarter of 2003. For the nine months, direct and assumed premiums written are up 11%. Net premiums earned by the Company's insurance subsidiaries during the third quarter totaled $44.4 million, an increase of 18% from the $37.5 million reported for the third quarter of 2003. For the year-to-date, 2004 premiums earned increased 19% to a record $126.3 million.

Investment income for the third quarter reflected a 10% increase in average funds invested from positive cash flow, a small decrease in replacement yields on maturing instruments, the Company's continuing accumulation of very short maturities, reflecting a belief of soon to be higher interest rates, and a shift from taxable to non-taxable investments resulting in lower pre-tax yields. After-tax investment income increased 3% for the quarter over the prior year and was flat for the first nine months of 2004 versus 2003.

The consolidated combined ratio of 106.4% produced an underwriting loss of $2.8 million compared to a combined ratio of 91.4% and an underwriting gain of $3.2 million for the third quarter of 2003. The current quarter combined ratio was adversely impacted by hurricane losses totaling $5.0 million, pre-tax, or 11.3 points of the consolidated combined ratio. Without hurricane losses, the consolidated loss and loss expense ratio increased from 65.1% in the prior year period to 71.9%. This increase was primarily the result of an increased severity of losses in Protective's fleet trucking lines as well as high loss levels in Sagamore's small business workers' compensation product line. The consolidated underwriting expense ratio of 23.2% compares to 26.3% for the 2003 third quarter. Year-to-date, the consolidated combined ratio for 2004 was 97.7% compared to 91.5% for the first nine months of 2003. Without hurricane losses, the current year combined ratio is 93.7%. All products produced an underwriting profit in the current nine month period except for small business workers' compensation. The Company has announced that this product line has been placed in runoff status with the discontinuance of new business and the non-renewal of in force business at normal expiration.

The Company has paid substantially increased dividends of $1.05 per share in the first nine months of 2004 and $1.40 in the past twelve months. The book value per share of the Company's stock rose by 17 cents from year end and by $.81 in the past twelve months, totaling $22.17 on September 30, 2004 with total shareholders' equity of $326.7 million.


CONFERENCE CALL INFORMATION:
Baldwin & Lyons, Inc. has scheduled a conference call for October 26, 2004 at 12:00 AM (New York time) to discuss results for the third quarter ended September 30, 2004. To gain access to the webcast of this call, please log on to HTTP://VIAVID.NET/DCE.ASPX?SID=00001F18 at least 15 minutes prior to the call to register and to download the necessary audio software. The webcast will be archived on the site until January 26, 2005. You may also access the webcast through a link on our investor relations page at WWW.BALDWINANDLYONS.COM.

To participate via teleconference, investors may dial 877-780-2271 (U.S./Canada) or 973-582-2737 (International or local) at least five minutes prior to the beginning of the call. A replay of the call will be available through November 2, 2004 by calling 877-519-4471 or 973-341-3080 and referencing passcode 5245254.

Also available on our investor relations page are complete interim financial statements, information regarding our business segments, and copies of our filings with the Securities and Exchange Commission.

[OBJECT OMITTED]

FINANCIAL HIGHLIGHTS (UNAUDITED)
Baldwin & Lyons, Inc. and Subsidiaries
(In thousands, except per share data)                Three Months Ended              Nine Months Ended
                                                        September 30                   September 30
                                                 ---------------------------    ----------------------------
                                                    2004           2003             2004            2003
                                                 -----------    ------------    -------------    -----------
Operating revenue                                   $49,094         $42,047        $ 140,883       $120,150
Realized gains                                           27           2,048            8,135          5,335
                                                 -----------    ------------    -------------    -----------

                               TOTAL REVENUE        $49,121         $44,095        $ 149,018       $125,485
                                                 ===========    ============    =============    ===========

Income before realized capital transactions         $ 3,442         $ 6,791       $   17,935       $ 19,487
Realized net gains on investments,
   net of federal income taxes                           18           1,331            5,288          3,468
                                                 -----------    ------------    -------------    -----------

                                  NET INCOME        $ 3,460         $ 8,122       $   23,223       $ 22,955
                                                 ===========    ============    =============    ===========

Per share data - diluted:
   Average number of shares                          14,785          14,742           14,795         14,698

   Income before realized capital transactions        $ .23           $ .46           $ 1.21         $ 1.33
   Realized net gains on investments                      -             .09              .36            .23
                                                 -----------    ------------    -------------    -----------

                                  NET INCOME          $ .23           $ .55           $ 1.57         $ 1.56
                                                 ===========    ============    =============    ===========

Dividends paid to shareholders                        $ .15           $ .10           $ 1.05          $ .30

Annualized return on average
   shareholders' equity:
   Operating income                                    4.8%           10.0%             8.4%           9.8%

   Net income                                          4.8%           12.0%            10.9%          11.6%

Consolidated combined ratio of
   insurance subsidiaries (GAAP basis)               106.4%           91.4%            97.7%          91.5%


[OBJECT OMITTED]

NOTE: ALL DATA PRESENTED HAS BEEN RESTATED TO REFLECT A FIVE-FOR-FOUR STOCK SPLIT ISSUED IN FEBRUARY, 2003.

FORWARD-LOOKING STATEMENTS IN THIS REPORT ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. INVESTORS ARE CAUTIONED THAT SUCH FORWARD-LOOKING STATEMENTS INVOLVE INHERENT RISKS AND UNCERTAINTIES. READERS ARE ENCOURAGED TO REVIEW THE COMPANY'S ANNUAL REPORT FOR ITS FULL STATEMENT REGARDING FORWARD-LOOKING INFORMATION.